Exhibit 99.1

Media Contact: Michael Gross

Marathon Acquisition Corp.

(212) 993-1670

MARATHON ACQUISITION CORP.

ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

AND SEPARATE TRADING OF COMMON STOCK AND WARRANTS

NEW YORK, NY – September 27, 2006 – Marathon Acquisition Corp. (AMEX: MAQ.U) (the “Company”) announced today that the underwriters for the Company’s initial public offering (the “IPO”) have exercised their over-allotment option and purchased an additional 2,535,850 units. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The IPO, including the exercise of the over-allotment option, generated total gross proceeds of approximately $320,286,800 to the Company.

The lead underwriter for the IPO was Citigroup Global Markets Inc., with Ladenburg Thalmann and UBS Securities acting as co-managers.

The Company intends to utilize the net proceeds from this offering to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination.

In addition, the Company announced today that commencing on September 29, 2006, the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units. Those units not separated will continue to trade on the American Stock Exchange under the symbol MAQ.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols MAQ and MAQ.WS, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting Citigroup Prospectus Delivery, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone: 1-800-831-9146 or e-mail: batprospectusdept@citigroup.com).

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.